Exhibit 6

EXECUTION COPY

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), dated as of January 3, 2022, is by and among Mr. Xiaodong Li, a Singapore citizen (the “Founder”), on the one hand, and Tencent Holdings Limited, a Cayman Islands exempted company, Tencent Limited, a British Virgin Islands business company, and Tencent Growthfund Limited, a Cayman Islands exempted company (the three Tencent entities are collectively referred to as the “Tencent Parties”, and each, a “Tencent Party”), on the other hand.

WHEREAS, the Founder and the Tencent Parties are party to that certain Irrevocable Proxy (the “Proxy”), dated as of September 1, 2017;

WHEREAS, any capitalized terms used but not otherwise defined herein have the meanings given to them in the Proxy;

WHEREAS, the Tencent Parties have submitted to the Company their irrevocable notice to convert all of the Tencent Parties’ Class B Ordinary Shares (as defined in such notice) to Class A Ordinary Shares (as defined in such notice) (the “Conversion”), subject to and immediately effective upon the satisfaction of all of the following conditions: (a) the Eighth Amended and Restated Memorandum and Articles of Association of the Company having been amended and restated by their deletion in their entirety and the substitution in their place of the Ninth Amended and Restated Memorandum and Articles of Association of the Company substantially in the form included in the AGM (as defined below) notice to shareholders (the “New Articles”) (the “Substitution”), and (b) the Substitution having been approved by a special resolution of the shareholders at the Annual General Meeting of the Company to be held on February 14, 2022 (“AGM”); and

WHEREAS, pursuant to Section 4.1(vi) of the Proxy, the parties hereto desire to terminate the Proxy with such termination to be effective as of, and contingent upon the occurrence of, the Conversion.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.

Effective Time. Effective immediately as of, and contingent upon the occurrence of, the Conversion, the Proxy shall automatically terminate without any further action by any party hereto, without any further rights or obligations due to, from or between the parties to the Proxy as of such termination and the terms thereof shall no longer have any force or effect.

2.

Founder Permitted Transferee Shares. Notwithstanding Sections 4.2 and 4.3 of the Proxy, subsequent to the termination of the Proxy, the parties hereto agree that all of the Founder Class B Permitted Transferees’ Class B Ordinary Shares shall continue to be Class B Ordinary Shares and shall not be converted to Class A Ordinary Shares.

3.

Severability. The invalidity of any provision or provisions of this Agreement shall not affect the validity of any other provision or provisions of this Agreement, which shall remain in full force and effect.

4.	Amendments. Except as otherwise expressly provided herein, this Agreement may only be amended, modified or waived by a written instrument signed by the parties hereto.

5.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Cayman Islands without reference to its conflict of laws principles.

6.

Jurisdiction. Each of the parties hereto irrevocably agrees that the courts of the Cayman Islands shall have exclusive jurisdiction to hear and determine any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement.

7.	Binding Effect. This Agreement shall be binding on the parties hereto and their respective successors and permitted assigns.

8.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original agreement, but all of which shall be considered one and the same agreement, and shall become binding and effective when each party shall have received a counterpart hereof signed by each other party.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TENCENT HOLDINGS LIMITED

By:	/s/ Ma Huateng
Name: Ma Huateng
Title: Director

TENCENT LIMITED

By:	/s/ Ma Huateng
Name: Ma Huateng
Title: Director

TENCENT GROWTHFUND LIMITED

By:	/s/ Ma Huateng
Name: Ma Huateng
Title: Director

[Signature Page to Proxy Termination Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

XIAODONG LI

/s/ Xiaodong Li

[Signature Page to Proxy Termination Agreement]